EXHIBIT 99.1

Grant Park Fund Weekly Commentary
For the Week Ended July 31, 2009

July 31, 2009	Weekly ROR[1]	Month-to-Date ROR[1]	Year-to-Date ROR[1]
Class A Units	1.6%	-1.3%	-9.4%
Class B Units	1.6%	-1.3%	-9.8%
Legacy 1 Class Units[2]	1.6%	-1.1%	-4.1%
Legacy 2 Class Units[2]	1.6%	-1.1%	-4.2%
GAM 1 Class Units[2]	1.6%	-1.3%	-2.8%
GAM 2 Class Units[2]	1.6%	-1.3%	-2.9%
GAM 3 Class Units[2]	1.6%	-1.4%	-3.6%

S&P 500 Total Return Index[3]	0.9%	7.6%	11.0%
Barclays Capital U.S. Long Government Index[3]	2.8%	0.8%	-10.9%

1	Subject to independent verification.
2	Grant Park’s Legacy and GAM Portfolios began trading on April 1, 2009.
3	Index is unmanaged and is not available for direct investment. Please see Indices Overview (below) for more information. Weekly RORs are calculated using data acquired through Bloomberg.

Sector Commentary
Agriculturals/Softs:  Corn and soybean markets rallied this week as a result of China’s increased demand for grains.  Supply concerns caused by a lack of rain in India’s key farming regions also supported prices.

Grant Park’s longer-term trading advisors are predominantly short the agriculturals/softs sector.  Grant Park’s shorter-term trading advisors are also predominantly short the sector.

Currencies:   Increased risk appetite strengthened higher-yielding currencies against the U.S. dollar.  Investors drove the Australian dollar higher against both the U.S. dollar and Japanese yen on beliefs that the Reserve Bank of Australia may raise interest rates in the near future.

Grant Park’s longer-term trading advisors are predominantly short the U.S. dollar.  Grant Park’s shorter-term trading advisors are also predominantly short the U.S. dollar.

Energy:  Crude oil prices increased following positive earnings reports from a number of leading U.S. firms.  Speculators drove up prices nearly 2% over the previous week’s close on hope that an improving global economy would strengthen demand.

Grant Park’s longer-term trading advisors are predominantly long the energy sector.  Grant Park’s shorter-term trading advisors are predominantly short the sector.

Equities:  Global equity markets moved upwards on positive economic data last week.  Improved housing and unemployment reports increased investor confidence, driving up equity prices.  Strong earnings reports from firms such as Caterpillar, eBay, 3M, and Boeing also played a role in last week’s equity rally.

Grant Park’s longer-term trading advisors are predominantly long the equities sector.  Grant Park’s shorter-term trading advisors are also predominantly long the sector.

ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND IS NOT SUITABLE FOR ALL INVESTORS
THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE.  OFFERING BY PROSPECTUS ONLY.

INFORMATION IN THIS COMMENTARY IS DRAWN FROM VARIOUS SOURCES THAT ARE DEEMED TO BE RELIABLE. HOWEVER, THE INFORMATION IS NOT AUDITED BY DEARBORN CAPITAL.  IN ADDITION, DEARBORN CAPITAL DRAWS UPON THIS INFORMATION TO MAKE ITS OWN ASSUMPTIONS WHICH COULD BE CONSIDERED DEARBORN CAPITAL’S OPINION.  DEARBORN CAPITAL BELIEVES THAT ANY SUCH STATEMENTS OF OPINION HAVE A REASONABLE BASIS IN FACT.

Fixed Income:  U.S. Treasury prices moved higher last week as a result of elevated demand.  In Europe, weaker-than-expected unemployment reports supported German bunds.  Demand for safer fixed-income products grew as investors viewed growing unemployment as a sign of slow economic recovery in the Eurozone.

Grant Park’s longer-term trading advisors are predominantly long the fixed-income sector.  Grant Park’s shorter-term trading advisors are also predominantly long the sector.

Metals:  Base metals markets moved higher last week. The main reasons for the moves were rallies in the equity markets caused by strong second-quarter earnings and better-than-expected GDP growth statistics.

Grant Park’s longer-term trading advisors are predominantly long the metals sector.  Grant Park’s shorter-term trading advisors are predominantly short the sector.

Indices Overview 3
Standard and Poor’s 500 Total Return Index (S&P 500 Index) – A weighted index of the 500 stocks in the S&P 500 Index, which are chosen by Standard and Poor’s based on industry representation, liquidity, and stability.  The stocks in the S&P 500 Index are not the 500 largest companies, rather the index is designed to capture the returns of many different sectors of the U.S. economy.  The total return calculation includes the price-plus-gross cash dividend return.

Barclays Capital U.S. Long Government Index (formerly Lehman Brothers U.S. Government Index:  Long Subset) – A benchmark comprised of the Barclays Capital U.S. Treasury and U.S. Agency indices.  The U.S. Long Government Index includes Treasuries (public obligations of the U.S. Treasury that have remaining maturities of more than ten years) and U.S. agency debentures (publicly issued debt of U.S. Government agencies, quasi-federal corporations, and corporate or foreign debt guaranteed by the U.S. Government). The U.S. Government Index is a component of the Barclays Capital U.S. Government Index.

ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND IS NOT SUITABLE FOR ALL INVESTORS
THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE.  OFFERING BY PROSPECTUS ONLY.

INFORMATION IN THIS COMMENTARY IS DRAWN FROM VARIOUS SOURCES THAT ARE DEEMED TO BE RELIABLE. HOWEVER, THE INFORMATION IS NOT AUDITED BY DEARBORN CAPITAL.  IN ADDITION, DEARBORN CAPITAL DRAWS UPON THIS INFORMATION TO MAKE ITS OWN ASSUMPTIONS WHICH COULD BE CONSIDERED DEARBORN CAPITAL’S OPINION.  DEARBORN CAPITAL BELIEVES THAT ANY SUCH STATEMENTS OF OPINION HAVE A REASONABLE BASIS IN FACT.